Internet Stock Market Resources, Inc. Announces The Signing Of Interactive Marketing Technology, Inc. As New Client

ST. PETERSBURG, Fla., Sept 7 /PRNewswire/ -- Internet Stock Market Resources, Inc. (OTC Bulletin Board: ISMR ) is announcing the addition of Interactive Marketing Technology, Inc. (OTC Bulletin Board: IAMK ) to its listed member organization.

Interactive Marketing is a value-added direct response marketing company that specializes in generating high levels of awareness for unique, proprietary consumer products directed to the home and family markets. The Company initiates brand-imaging to establish consumer recognition in the market place, and contracts with well-known personalities, when appropriate, to increase a product's marketability.

To receive investor information please contact: Columbia Financial Group Phone:
(888) 301-6271. For online investor information go to http://www.internetstockmarket.com/corpprof/i/iamk.html

To receive updates on ISMR's Emerging Companies subscribe at http://www.internetstockmarket.com/listed/inquiry.html

Internet Stock Market Resources, Inc. is an information exchange and web destination of choice for investors, researchers, analysts, brokers, media, etc. to obtain rapid up-to-date information on publicly traded companies. All information is supplied by the companies upon becoming a member of ISMR and paying necessary fees to ISMR. Stock information and related financial material is included by ISMR at no extra charge.

Internet Stock Market Resources, Inc., herewith states that no other company mentioned in this release is related to . Interactive Marketing Technology, Inc, nor is any company mentioned in this release related to Internet Stock Market Resources, Inc. except through normal business relationships. For information regarding Internet Stock Market Resources, Inc., contact: Budd Morris, Pres. Ph:
727.896.9696 or e-mail morrisb@internetstockmarket.com Web Site: http://www.internetstockmarket.com

SAFE HARBOR -- Safe Harbor for Forward-Looking Statements: Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results.